Exhibit 99.3

BDC SHARE OPTION AGREEMENT

THIS BDC SHARE OPTION AGREEMENT is made on 8 October 2018 (this Agreement)

BY AND AMONG

A.
NCB CAPITAL CR.EDIT FUND I GP CO., an exempted company incorporated with limited liability under the laws of the Cayman Islands, having its registered address at c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KYl-9008, Cayman Islands (the "General Partner"), for itself and acting in its capacity as general partner of NCB Capital Credit Fund I L.P., an exempted limited partnership established under the laws of the Cayman Islands, having its registered address at c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town. Grand Cayman KYJ-9008, Cayman Islands (the "Partnership")(hereinafter referred to as the "Purchaser"); and

B.	THE NATIONAL COMMERCIAL BANK, having its office at King Abdul Aziz Street, P.O. Box 3555, Jeddah 21481, Kingdom of Saudi Arabia (hereinafter referred to as the "Seller'').

Recitals

A.
The Seller has agreed to subscribe for shares in TCG BDC II, Inc. in an aggregate amount of up to $200,000,000 (United Stated Dollar two hundred million). The TCB BDC Il, Inc. is a company incorporated under the laws of Maryland and managed by Carlyle OMS Investment Management LLC an investment advisor whose executive offices are based at 520 Madison Avenue, 40th Floor, New York, NY I0022 (the "BDC Manager") (the "Company").

B.
The Seller has agreed to sell and the Purchaser has agreed to purchase (either directly or through a subsidiary) the Sale Shares (as defined below) on the terms 1111d subject to the conditions set out in this Agreement.

It Is agreed as follows:

1.	Defined terms

In this Agreement, the following words and expressions shall have the following meanings:

"Agreement" means this BDC share option agreement;

"Business Day" means on 1111y day on which commercial banks are open for business in the Kingdom of Saudi Arabia and United Arab Emirates;

"Company" has the meaning ascribed to it in the Recitals;

"Completion" means a completion of a tranche of Sale Shares in accordance with Clause 4;

"Completion Date" means each date of legal transfer of a tranche of Sale Shares to the Purchaser as shall be notified to it by the BDC Manager;

"Consideration" has the meaning ascribed to it in Clause 3.1;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, right of first refusal, title retention or any third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement having similar effect;

"Final Closing" means the final closing of the Purchaser, as determined by the General Partner and notified to the Seller in writing directly or through NCB Capital (DIFC) Limited;

"Option Notice and Acknowledgement" means the notice of intention to purchase and acknowledgement and agreement to sell, the current forms of which are attached as Parts A and B of Schedule 1 to this Agreement and which will he issued from time to time until the Final Closing;

"Parties" means the Seller, the Purchaser, and "Party" means any of them;

"Person'' means any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

"Sale Shares" means those number of shares in the Company which the Seller agrees lo sell and the Purchaser agrees to purchase in such amounts and upon such dates as shall be set out in the Option Notice and Acknowledgement;

"Shares" means shares in the capital of the Company; and

"USS" United Slates of America Dollars, or the lawful currency for the time being of the United States of America;

2.	Option

2.1	Grant of option

Up until the date of Final Closing, the Seller hereby grants lo the Purchaser the right to purchase from the Seller such number of Sale Shares as shall be the equivalent of up to 200,000,000 United States Dollars then owned by the Seller on or about 30 June 2019, in such proportions and at such times as shall be notified to it by the Purchaser from time 10 time under an Option Notice and Acknowledgement subject to the terms of this Agreement and in consideration of the mutual promises herein contained (the receipt and sufficiency of which is hereby irrevocably acknowledged).

2.2	Sale and purchase of Shares

Upon receipt of an Option Notice and Acknowledgement, the Seller agrees to sell, transfer (or procure to be transferred) and assign to the Purchaser, and the Purchaser agrees  to purchase from the Seller, all right, title and interest in and to the Sale Shares on the terms and subject lo the conditions contained in this Agreement, free and clear of all Encumbrances, as at and with effect from the Completion Date.

2.3	Rights attaching to the Sale Shares

The Seller acknowledges and agrees that upon Completion, the Purchaser shall have full legal and beneficial ownership of the Sale Shares and all rights, title and interest in and attaching to the Sale Shares.

2.4	Waiver of restrictions on transfer

The Parties hereby irrevocably waive any restrictions on transfer (including rights of pre- emption) which may exist in relation to the Sale Shares, whether under the articles of association of the Company or otherwise.

3.	Consideration

3.l	Total Price

The total consideration for the sale of the Sale Shares shall be the par value of the Sale Shares, and shall be set out in the Option Notice and Acknowledgment (the "Consideration"), payable in accordance with Clause 4.4.

3.2	Value-Add Tax

The Parties expect that the transactions contemplated by this Agreement shall not be subject lo any Value-Add Tax under the new VAT Tax Regulations issued in Saudi Arabia. Should for any reason such tax (or any other tax or levy on the share sale or any other transaction relating to this Agreement) be imposed, the Parties agree that the Purchaser shall be responsible for such payment The Purchaser shall indemnify and hold the Seller harmless against any such liabilities or costs.

4.	Completion

4.1
Upon receipt of Part A of the Option Notice and Acknowledgement, the Seller shall countersign and issue Part B of the Option Notice and Acknowledgement and arrange for Schedule 2 to be completed and signed. Both Part B of the Option Notice and Acknowledgement and Schedule 2 shall be sent to the Purchaser.

4.2
Upon receipt of Part B of the Option Notice and Acknowledgement and Schedule 2 from the Seller, the Purchaser shall forward Schedule 2 to the BDC Manager together with such documents and information 11s shall be required by the Company for the Purchaser to acquire the relevant Sale Shares.

4.3	Completion shall take place no later than the Business Day following confirmation from the BDC Manager that the Purchaser has satisfied all requirements to acquire the relevant Sale Shares.

4.4	At Completion:

(a)	The Purchaser shall transfer the Consideration as the Seller shall direct in accordance with Part B of the Option Notice and Acknowledgement.

(b)
All economic rights attaching to the Sale Shares held by the Seller prior to the Completion Date shall accrue and be for the benefit of the Seller. Following the Completion Date, all economic rights attaching to the Sale Shares shall accrue and be for the benefit of the Purchaser.

5.	Representations and Warranties

5.1
The Seller warrants to the Purchaser that each of the following warranties are true and accurate on the date of this Agreement and upon execution of each option Notice and Acknowledgment (by reference to that facts and circumstances existing at such date):

(a)	The Seller is the sole legal md beneficial owner of the Sale Shares md such shares are fully paid up and are validly issued.

(b)	The Sale Shares are fully paid or credited as fully paid.

(c)	The Sale Shares are being transferred at Completion free of any lien or Encumbrance.

5.2
Both Parties warrant that each of the following warranties are true md accurate on the date of this Agreement and upon execution of each Option Notice and Acknowledgement (by reference to the facts and circumstances existing at such date):

(a)	Each Party bas obtained all corporate authorizations required to empower it to enter into this Agreement md lo perform its obligations hereunder in accordance with their terms.

(b)
Neither the entry into this Agreement nor the implementation of the transactions contemplated by this Agreement by the Parties will violate or conflict with or result in a breach of any of the terms, conditions or provisions of each Party's articles of association or of any statute or administrative regulation or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

(c)	This Agreement constitutes (or will on execution constitute) valid and legally binding obligations of the Parties.

6.	Confidentiality

Each Party to this Agreement hereby undertakes to the other Party lo maintain the confidentiality (using the same degree of care that such Party uses to protect its own confidential information) of, and not to disclose, any and all confidential information received by it regarding the business and affairs of the other. Each Party further undertakes to the other Party not to make use of such confidential information other than for the purposes of this Agreement; provided, however, that such Party may disclose such information to its employees, directors, officers, managers, agents, professional consultants, other Persons appointed or retained to the extent necessary to fulfil the purposes of this Agreement, in which event it shall procure that any such employees, directors, officers, managers, agents, professional consultants, members, regulators or other Persons are made aware of and comply with the obligations of confidentiality set out in this Agreement.

7.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

8.	Further assurance

8.1
Each Party, by executing this Agreement, agrees that it will take such actions and execute such further documents as the other Parties may reasonably request from time to time in order lo carry out the purpose of this Agreement; and

8.2
The Seller shall at its own cost and expense, execute and do (or procure to he executed and done by any other necessary party) all such deeds, documents, acts and things as required to amend the register of members of the Company.

9.	Amendment and Waivers

This Agreement may be amended only with the written consent of the parties. No waiver of any term or condition of this Agreement shall be valid or binding on a party unless the same shall have been agreed to in writing by such party. The failure of a party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a present or future waiver of such provision, nor in any way affect the ability of a party to enforce each and every such provision thereafter. The rights and remedies provided under this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

10.	Entire agreement

I0.1	This Agreement constitutes the entire agreement, and supersedes any previous agreements, between the parties relating to the subject matter of this Agreement.

I0.2
Each party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in ii) made by or on behalf of any other party before the signature of this Agreement.

10.3	Nothing in the preceding sub-clause limits or excludes any liability for fraud.

I0.4
Each party waives all rights and remedies which, but for this Clause IO, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Clause 10 shall limit or exclude any liabt1ity for fraud.

11.	Notices

11.1
Any notice, instruction or other communication required or permitted to be provided by any provision of this Agreement shall be in writing and shall be: (a) delivered personally or (b) sent by e-mail. Any such notice, instruction or other communication shall be deemed received: (i) if delivered personally, on the date so delivered; or (ii) if sent by e-mail, when sent (provided that the sender does not receive any email notification of unsuccessful delivery}.

11.2	Notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be delivered or sent as follows:

(a)	If to the Seller

The National Commercial Bank
P.O.Box3555
Jeddab 21481
Kingdom of Saudi Arabia

Marked for the attention of: Fahad AI-Hunaiti

(b)	If to the Purchaser:

	Address:	NCB Capital Credit Fund I L.P.
Walkers Corporate Limited
Cayman Corporate Centre
27 Hospital Road, George Town
Grand Cayman KYl-9008,
Cayman Islands

Marked for the attention of: the Directors or to such other address, facsimile number or e-mail address as either party may have specified to the other party in writing.

12.	Costs

Each of the Parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

13.	Continuing effect

Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

14.	Severability

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set out herein, and if no feasible interpretation would preserve such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits received by any party. In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties' intent in entering into this Agreement.

15.	Assignment

None of the parties hereto shall be entitled to assign or otherwise part with any interest in this Agreement or any of its rights or obligations hereunder unless the prior written consent of the other party has been obtained.

16.	Governing law

16.1	This Agreement shall he governed by and construed in accordance with the Jaws of England and Wales.

16.2
If any dispute among the parties arises under or in connection with this Agreement, each party shall use all reasonable endeavors to resolve the matter amicably. If one party gives another party notice that a material dispute has risen and the parties are unable to resolve the dispute within 30 days after service of such notice, the dispute shall be referred to the respective directors or chief executives (or managing partners, as the case may be) of the parties.

17.	General Provisions

This Agreement may be amended only in writing signed by the parties hereto.

The parties have shown their acceptance of the terms of this Agreement below.

Execution

Signed by and duly authorized for and on behalf of	) /s/ Pankaj
NCB Capital Credit Fund I L,P, acting by Its General Partner NCB Capital Credit Fund I GP Co.

Name	) PANKAJ GUPTA
Title	)
Date	)

Signed by and duly authorized for and on behalf of	) /s/ Rumzy Dorwish
The National Commercial Bank

Name	) Rumzy Dorwish	/s/ Lama Ghazzaoui
Title	) Head Principal Strategies
Date	) 10/04/18	Lama Ghazzaoui
Head strategy and Finance Group
10/04/18

Schedule l

Option Notice and Acknowledgement

Part A

Option Notice

The National Commercial Bank
P.O. Box 3555
Jeddah 21481
Kingdom of Saudi Arabia

Attention: Fahad Al-Hunaiti

[**] 2019

Dear Sirs

Option Notice

We refer to the agreement dated [**] August 2018 and made between The National Commercial Bank (''Seller") and NCB Capital Credit Fund I GP Co., for itself and acting in its capacity as general partner of NCB Capital Credit Fund I LP., (the "Purchaser") (the "Agreement'') relating to shares to be acquired in the Company (as defined in the Agreement).

Capitalised terms not otherwise defined bear the meaning set out in the Agreement.

This notice is an Option Notice and Acknowledgement in accordance with Clause 2.2 of the

Agreement.

We hereby give you notice of our intention to purchase the following shares:

Number of shares: [***] (the "Sale Shares'')

Consideration [***]1

Name of Purchaser: [name of SPV if relevant]

This letter is governed by the laws of England and Wales.

Kindly provide your acknowledgement to sell the Sale Shares in accordance with Clause 2.2 of the

Agreement.

Kind regards

1 NB; This will be the par value or the shares

NCB Capital Credit Fund I L.P. acting by its General Partner
NCB Capital Credit Fund I GP Co.
/s/ Pankaj
Name	)PANKAJ GUPTA
Title	)
Date	)

Part B

Acknowledgement

NCB Capital Credit Fund I L.P.
do General Partner
NCB Capital Credit Fund I GP Co.
c/o Walkers Corporate Limited
Cayman Corporate Centre,
27 Hospital Road
George Town Grand Cayman
KYl-9008
Cayman Islands

[**] 2019

Dear Sirs

Acknowledgement

We refer to the agreement dated [**] August 2018 and made between The National Commercial Bank ("Seller") and NCB Capital Credit Fund I GP Co., for itself and acting in its capacity as general partner of NCB Capital Credit Fund I L.P., (the "Purchaser") (the "Agreement") relating to shares to be acquired in the Company (as defined in the Agreement). We also refer to the Option Notice received on [**] 2019 (the "Option Notice").

Capitalised terms not otherwise defined bear the meaning set out in the Agreement

We hereby acknowledge and accept your notice of intention to purchase the following shares:

Number of shares: [***] (the "Sale Shares")

Consideration: [***]2

Name of Purchaser: [name of SPV if relevant]

Kindly forward the consideration referred to above to !he following accounts listed below.

Amount
Bank Name	JP Morgan Chase New York, USA
Account Name	The National Commercial Bank
Account Number	0011041613
IBAN
Swift Code	CHASUSJJ
Account Currency	USD

'NB;This will be the par value of the shares

Amount
Bank Name
Account Name	NCB Capital (DIFC) Limited
Account Number
IBAN
Swift Code
Account Currency

This letter is governed by the laws of England and Wales.

Acknowledged by:

Signed by and
duly authorized for and on behalf of
The National Commercial Bank	)/s/ Rumzy Darwish

Name	Rumzy Darwish
Title	Head Principal Strategies	/s/ Lama Ghazzaoui
Date	10/04/18
Lama Ghazzaoui
Head strategy and Finance Group
10/04/18

[TO BE AGREED WITH CARLYLE]

Schedule 2

[Carlyle GMS Investment Management  L.L.C.]

[Address]

BY EMAIL TO: [**]

[**] 2019

Dear Sirs

BDC Share Transfer Request

Further to our subscription in TCG BOC II, Inc. (the "BDC") on or about[**] September 2018, we refer to our subscription documentation dated [**] September 2018.
This letter is to formally notify you of our intention to transfer [***] shares in the BOC (the "Shares") to [NCB Capital Credit Fund l L.PJ[name of SPV if relevant]](the “Purchaser")]. [We hereby attach the fully executed subscription agreement for the Shares [and KYC documents for your records].

Kindly acknowledge receipt of this request to transfer the Shares to the Purchaser and confirm that all is in order. Please forward an updated register of shareholders to [insert email addresses].

Regards

The National Commercial Bank

Signed by:	Ramzy Darwish
Name	Ramzy Darwish
Title	Head Principal Strategies	/s/ Lama Ghazzaoui	Lama Ghazzaoui
Head strategy and Finance Group